Exhibit 6.6

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

EQUIPMENT LEASE

THIS EQUIPMENT LEASE (the “Lease”), is made and entered into to be effective as of the date of the last signature on the signature page hereto (the “Effective Date”), by and between DELTA JULIET LEASECO, LLC, a Kansas limited liability company (“LEASECO”), and GREENFIELD ROBOTICS CORPORATION, a Delaware corporation (“LESSEE”). LEASECO and LESSEE are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, LEASECO owns that certain equipment (“Robots”) and tooling (“Tooling”) identified on Exhibit A, attached hereto and incorporated herein by reference (together with the Tooling and the Robots, the “Equipment”); and

WHEREAS, LEASECO desires to lease to LESSEE, and LESSEE desires to lease from LEASECO, the Equipment in connection with the operation of LESSEE’s business located at 36706 W 39th St S, Cheney, KS 67025 (the “Business”), as more fully set forth herein.

NOW THEREFORE, for and in consideration of the foregoing recitations, the mutual covenants hereinafter set forth and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto for themselves, their respective successors and assigns, hereby agree as follows:

1.             Equipment. LEASECO hereby leases to LESSEE, and LESSEE hereby leases from LEASECO, the Equipment. LESSEE acknowledges that it has full and complete knowledge of the condition of the Equipment, and hereby affirms its acceptance of the Equipment in its current condition. The Equipment shall be listed on Exhibit A, which may be amended or supplemented from time to time by agreement and execution by the Parties.

2.             Term of Lease. The term over which each item(s) of Equipment leased hereunder will be depreciated shall be for the period as specified in Exhibit A (“Depreciation Period”), or such other period mutually agreed upon in writing by LEASECO and LESSEE.

3.             Rent. LESSEE agrees to pay to LEASECO, rent for the Equipment, pursuant to the lease terms set forth in Exhibit A. Monthly rental payments for each individual piece of Equipment shall begin on the first day of the first full calendar month following the delivery of the Equipment and shall cease accruing at the end of the last full calendar month prior to the day the Equipment is surrendered. LESSEE agrees that it will pay an interim rent charge in the amount of the monthly rental payment for the full month in which each item(s) of Equipment is delivered. For each leased individual piece of Equipment during the Depreciation Period, the monthly rental shall be computed as set forth in Exhibit A herein.

In the event payment due is not received by the 10th day of the month, a late fee of $250 or 10% of rental payment due, whichever is less, shall be added to the subsequent month’s rent and shall be automatically due and payable by LESSEE.

4.             Background Intellectual Property and Improvements. As between the Parties, each Party retains all rights, title, and interests in and to all of its respective Intellectual Property, whether created on, during or after the term of the Lease. Unless otherwise agreed to in writing, the Parties acknowledge that LESSEE shall have the sole and exclusive proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including, without limitation, insofar as relating to or arising from the Equipment (the “Developed Intellectual Property Rights”). LESSOR and its employees and agents, as appropriate, shall take all appropriate actions and render all appropriate assistance for the purposes of vesting any ownership, title or interest of any Developed Intellectual Property Rights in LESSEE. For purposes hereof, “Intellectual Property” means all intellectual or industrial property and all registrations thereof and applications therefor, recognized in any country or jurisdiction in the world, including the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, utility models, inventor’s certificates, and invention disclosure statements; (b) all trademarks, service marks, trade dress, logos, design marks, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, engineering processes and techniques, technical data, designs, drawings, models, schematics, prototypes, specifications, development tools, client, subcontractor, and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer software (including source code, executable code, data, databases, and related documentation); (f) all advertising and promotional materials; (g) publicity and privacy rights; (h) social networking accounts (including, without limitation, Facebook, Linkedln, Twitter, and Instagram); (i) all other proprietary rights, and (k) all copies and tangible embodiments thereof (in whatever form or medium).

5.              Use. During the term of this Lease, LESSEE shall use the Equipment in a careful and proper manner and shall comply with all laws, regulations, rules and procedures relating to the use, operation and/or maintenance of the Equipment. At the end of the term, LESSEE shall return the Equipment to LEASECO at a location in the State of Kansas or elsewhere designated by LEASECO, in good repair and condition, subject to ordinary wear and tear. At all times during the term of this Lease, the Equipment shall remain and be solely used by LESSEE in connection with the operation of the Business. LESSEE shall not remove the Equipment from any location specified in Exhibit A or allow the Equipment to be moved to a place other than locations necessary for LESSEE’s normal business operations without LEASECO’s prior written consent, which consent may be granted or withheld in LEASECO’s sole and absolute discretion; provided, however, that no consent shall be required for movement of Equipment to, from, or among LESSEE’s Customer locations in connection with Customer deployments, retrieval, servicing, repair, or rotation of Equipment in the ordinary course of LESSEE’s business. For the avoidance of doubt, the use, operation, deployment and/or subleasing of the Equipment to LESSEE’s Customers in the ordinary course of LESSEE’s business (including Equipment being located at customer premises or other locations where the Equipment is deployed for customer use) shall be deemed use “in connection with the operation of the Business” for all purposes of this Lease.

6.              Maintenance and Repair; Alterations. LESSEE, at its own cost and expense, shall keep the Equipment in good repair, condition, and working order and shall furnish any and all parts, mechanisms, components and devices required to keep the Equipment in good mechanical and working order; all of which parts, mechanisms, components and devices shall constitute a part of the Equipment, and shall immediately become the absolute property of LEASECO. All Equipment shall be subject to routine maintenance and upkeep at regular intervals as required by the manufacturer of said Equipment. LESSEE shall not make any alterations, additions or improvements to the Equipment without the prior written consent of LEASECO, which consent may be granted or withheld in LEASECO’s sole and absolute discretion; provided, however, the LESSEE may make such alterations, additions or improvements to the Equipment as necessary or advisable in the ordinary course of LESSEE’s business without such consent.

7.              J,EASECO’s Right of Inspection. LEASECO shall have the right, if it so elects, to enter upon LESSEE’s premises where the Equipment is located during LESSEE’s business hours for the purpose of inspecting the Equipment or observing its use. LESSEE shall give LEASECO immediate notice of any attachment or other judicial process affecting the Equipment and, whenever requested by LEASECO, shall advise LEASECO of the exact location of the Equipment, including such location of the Customer to which such Equipment is subleased.

8.              Risk of Loss or Damage. Upon delivery of the Equipment all risk of loss passes to LESSEE and LESSEE assumes all risk of loss of and damage to the Equipment from any cause. No loss or damage to the Equipment, or any part thereof, will impair any obligation of LESSEE under this Lease, which will continue in full force and effect. If a Casualty Event occurs, Lessee shall (a) repair and restore to OEM condition, or (b) replace with like-for-like acceptable to Lessor, or (c) pay the Casualty Value and all unpaid amounts then due, after which the Lease for that item ends. For purposes of this Lease “Casualty Event” means any accidental loss, theft, damage, or destruction of the Equipment, in whole or in part, from any cause other than the insured’s gross negligence or willful misconduct. Casualty Event excludes ordinary wear and tear, gradual deterioration, and any condition remediable by routine maintenance. For purposes of this Lease “Casualty Value” means, at LEASECO’s election: (a) the reasonable, documented cost to repair the Equipment to its condition immediately prior to the Casualty Event; or (b) the reasonable, documented cost to replace the Equipment with like kind and quality (without betterment), in each case net of salvage, recoveries, and warranties, and excluding consequential, special, or diminution-in-value damages. For a total loss, Casualty Value shall be limited to the actual cash value immediately prior to the Casualty Event (or replacement cost if and to the extent payable under applicable insurance), in all cases capped at, and satisfied by, available insurance proceeds (less applicable deductibles), with no additional liability of the insured beyond such proceeds and deductibles.

9.              Insurance. LESSEE will maintain, at its expense and with A- rated (AM Best) carriers: (i) Property/Equipment: all-risk, replacement cost, including theft and transit, naming LEASECO as loss payee; (ii) Commercial General Liability: $1,000,000 per occurrence / $2,000,000 aggregate, naming LEASECO as additional insured with primary and non-contributory wording and waving subrogation; (iii) Auto liability if applicable: $1,000,000 combined single limit; and (iv) Umbrella liability of $5,000,000 single limit. Certificates of insurance evidencing (i) — (iv) above due before delivery of the Equipment and on any renewal; any policy must require 30 days’ advance written notice of cancellation.

10.            Liens and Taxes. LESSEE shall keep the Equipment free and clear of all levies, liens and encumbrances and shall pay all license fees, assessments, governmental charges, taxes or fees which may now or hereafter be imposed upon the ownership, leasing, renting, sale, possession or use of the Equipment. LESSEE shall cause all taxes assessed against the Equipment during the term of this Lease to be paid prior to delinquency and promptly furnish to LEASECO proof of such payment. In addition, LESSEE shall cause any of the Equipment which is subject to registration to be timely and properly registered in the name of LEASECO at the sole cost and expense of LESSEE during the term hereof.

11.            Disclaimer of Warranties: Exclusion of Consequential Damages. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, LEASECO HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE MERCHANTABILITY, FITNESS, CONDITION, QUALITY, DURABILITY OR SUITABILITY OF ANY ITEM OF EQUIPMENT FOR LESSEE’S PURPOSES, OR ANY OTHER REPRESENTATION, WARRANTY OR COVENANT, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED EQUIPMENT OR ANY PART THEREOF. LEASECO shall not be liable or responsible to LESSEE for any damage, defect, failure to meet specifications or for the failure of the Equipment to operate as represented or warranted by the supplier/manufacturer. LESSEE shall make claim on account thereof only against the supplier/manufacturer and shall nevertheless pay LEASECO all rent payable under this Lease. LEASECO shall not be liable or responsible to LESSEE for any claim, loss, damage, liability or expense of any kind or nature caused, directly or indirectly, by the Equipment or any part thereof, or the inadequacy thereof for any purpose, or any defect or deficiency therein, or the use, operation or storage thereof, or the interruption or loss of the service or use thereof, or arising from any other reason or cause whatsoever relating to or concerning the Equipment, or any part thereof.

12.            Default and Remedies. The following events shall constitute a default hereunder by LESSEE and a breach of this Lease: (a) if LESSEE shall file a petition in bankruptcy, or insolvency, or for reorganization, or arrangement under the bankruptcy laws of the United States, or any insolvency act of any state, or shall voluntarily take advantage of any such law or act by answer or otherwise, or shall be dissolved, or shall make an assignment for the benefit of creditors; (b) if involuntary proceedings under any such bankruptcy law, or insolvency act, or for the dissolution of a corporation shall be instituted against LESSEE, or if a receiver or trustee shall be appointed of all or substantially all of the property of LESSEE, and such proceedings shall not be dismissed, or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment; (c) if LESSEE shall fail to pay LEASECO any rent or other charges as and when the same shall become due and payable; (d) if LESSEE shall breach or fail to perform any of the agreements, terms, covenants or conditions hereof on LESSEE’s part to be performed other than the payment of rent or other charges, and such nonperformance shall continue for a period within which performance is required to be made by specific provision of this Lease, or if no such period is so provided, for a period of thirty (30) days after notice thereof by LEASECO to LESSEE provided, however, that LESSEE shall not be in default hereunder if LESSEE shall, within such thirty (30) day cure period, commence and at all times thereafter diligently pursue all practicable efforts to cure the default; and (e) if this Lease or the estate of LESSEE hereunder shall be transferred to, or shall pass to, or devolve upon, any other person or party, except in a manner expressly permitted hereunder.

Upon the occurrence of any event of default, LEASECO, without notice to or demand on LESSEE, except insofar as set forth under and subject to Section 14, may exercise any remedy provided by law or in equity, including, without limit, any one or more of the following remedies, as LEASECO, in its sole discretion, shall elect, and such remedies shall be cumulative: (a) require LESSEE, at LESSEE’s expense, to return any or all of the Equipment to a location designated by LEASECO, in LEASECO’s sole and absolute discretion; (b) declare immediately due and payable all rents and other amounts due and/or to become due under this Lease; (c) take possession of the Equipment and lease the Equipment or any portion of it, for such period and for such amount, and to such persons, as LEASECO shall elect, and apply the proceeds of any such renting, after deducting all costs and expenses incurred in connection with the recovery, repair, storage and renting of the Equipment, in payment of the rent payments and other obligations due from LESSEE to LEASECO, LESSEE remaining responsible for any deficiency; (d) take possession of the Equipment and sell it or any portion of it at public or private sale, without demand or notice of intention to sell, and apply the proceeds of any such sale, after deducting all costs and expenses incurred in connection with the recovery, repair, storage and sale of the Equipment, in payment of the rent payments and other obligations due from LESSEE to LEASECO, LESSEE remaining responsible for any deficiency; (e) terminate this Lease, as well as all of the right, title and interest of LESSEE hereunder, by giving to LESSEE written notice of such termination, and upon such notice, this Lease and the term hereof, as well as all of the right, title and interest of LESSEE hereunder, shall immediately expire; provided, however, that no such termination shall relieve LESSEE of LESSEE’s obligation to pay rent and other changes required of LESSEE in accordance with the terms hereof; or (f) exercise any other rights or remedies available to LEASECO, at law or in equity, including, without limit, any and all rights and remedies provided under the Uniform Commercial Code.

13.            LEASECO’s Right to Cure Default. Upon any uncured default and during any period of time in 4 which a default has occurred but the cure period has not yet expired, LEASECO at its option may, but shall not be obligated to, make any payment required of LESSEE herein, or comply with any agreement, term, covenant or condition required hereby to be performed by LESSEE and the amount so paid, together with interest thereon at the rate of fifteen percent (15%) per annum, or the highest amount permitted by applicable law, whichever is lower, from the date of such payment by LEASECO until paid by LESSEE, shall be deemed to be additional rent hereunder payable by LESSEE and collectible as such by LEASECO upon demand.

14.            Reassignment of LESSEE Receivables. In the event of an uncured default by LESSEE on its obligations under this agreement with LEASECO, including but not limited to failure to make timely lease payments, LESSEE agrees that LEASECO may have claim to any amounts payable to LESSEE by any sub-lessee of the Equipment (“Customer”) of LESSEE. These amounts may be redirected and applied directly to LEASECO upon written notice by LEASECO to such Customer, and LESSEE hereby authorizes LEASECO to communicate directly with said Customer, release and obtain any and all information necessary to enforce such actions, instruct such customer(s) to withhold and redirect payments to LEASECO necessary to satisfy the terms of this Agreement; provided, however, that LEASECO shall not redirect or apply any such amounts or otherwise communicate with any such Customer unless and until LEASECO has provided LESSEE with not less than sixty (60) days’ prior written notice of its intent to seek such reassignment and/or engage in such communications and such notice period has expired without cure by LESSEE (the “Expired Notice Period”). Further, LESSEE agrees to release and indemnify LEASECO any such Customer(s) for the release of information and redirection of amounts payable to LEASECO. LEASECO reserves the right to enforce this redirection of payment as a remedy for default.

LESSEE shall use commercially reasonable best efforts to assist LEASECO in obtaining from each applicable Customer a fully executed Notice of Assignment of Accounts Receivable, substantially in the form attached hereto as Exhibit B (the “Notice of Assignment”). Such efforts shall include, without limitation, (i) promptly delivering the Notice of Assignment to the Customer for execution, (ii) actively facilitating communications between LEASECO and the Customer as reasonably requested, and (iii) providing any supporting documentation reasonably required by Customer to process such Notice of Assignment. LESSEE shall not take any action or omit to take any action that would reasonably be expected to delay, hinder, or otherwise impair execution of the Notice of Assignment. The obligation set forth in this paragraph shall be a continuing obligation and shall survive any default under this Agreement.

After the Expired Notice Period, LEASECO will promptly notify LESSEE and Customer of the redirection of payments and advise Customer to notate the redirected payment on the payable invoice.

LESSEE acknowledges that this redirection is a measure to secure payment for the lease obligations and is an integral part of the agreement between the parties. LESSEE further agrees that the redirected payments do not relieve them of any contractual obligations pursuant to this Agreement. LESSEE shall cooperate with LEASECO and its Customer(s) to ensure accurate documentation and communication regarding the redirection of payments.

15.            Status of the Equipment and Ownership. Operating Lease. The Equipment is, and shall at all times remain, personal property, notwithstanding that any part of it may now be, or may become, in any manner attached to, or embedded in, or permanently resting on, real property or any building on real property, or attached in any manner to what is permanent as by means of cement, plaster, nails, bolts, screws or otherwise. The Equipment is, and shall at all times remain, the sole property of LEASECO, and LESSEE shall have no right, title or interest in or to the Equipment except as expressly set forth in this Lease. LESSEE shall cooperate and aid LEASECO in preserving its rights in the Equipment, including execution of documents acceptable to LEASECO evidencing LEASECO’s ownership interest in the Equipment. Unless otherwise notated in Exhibit A, all equipment is only available for sale at the end of the associated lease, if at all, at fair market value (any such sale shall be at LEASECO’s sole option and in its sole and absolute discretion — there will be no bargain purchase option), each lease component encompasses at less than 75% of the equipment useful life and the present value of the minimum lease payments required under the lease terms is less than 90% of the fair value of the asset at the inception of the lease (together, an operating lease).

16.            Assignment. LESSEE shall not sell, offer to sell, transfer, assign, encumber or sublet this Lease, the Equipment or any part thereof to any person or entity, except with the written consent of LEASECO, which consent may be granted or withheld in LEASECO’s sole and absolute discretion; provided, however, that no such consent shall be required insofar as LESSEE subleases Equipment to any of its Customers in the ordinary course of its business; and, provided, further, insofar as LESSEE seeks such consent to sublease Equipment to its Customers, LEASECO’s consent therefor shall be deemed provided if LEASECO fails to object within three (3) business days of LEASEE’s written request to LEASECO and any such consent therefor shall not be unreasonably withheld, conditioned or delayed. LEASECO acknowledges and agrees that certain Equipment is currently subject to one or more existing customer leases or rental agreements entered into by LESSEE prior to the date of this Lease (the “Existing Customer Leases”), and the continuation, performance, servicing, renewal, extension or replacement of such Existing Customer Leases shall not require the consent of LEASECO and shall not constitute a breach of this Section. Any attempted sale, transfer, assignment, encumbrance or other subletting without the consent of LEASECO shall be void and confer no rights upon any third person. No sale, transfer, assignment, encumbrance or subletting shall relieve LESSEE of any obligations under this Lease. The consent by LEASECO to any sale, transfer, assignment, encumbrance or subletting shall not be deemed to be a waiver on the part of LEASECO of any prohibition against any future sale, transfer, assignment, encumbrance or subletting. If LEASECO consents to any sale, transfer, assignment, encumbrance or subletting, that consent shall not be effective unless and until LESSEE gives notice of the same and a copy of the agreement effecting such sale, transfer, assignment, encumbrance or subletting to LEASECO, and the buyer, transferee, assignee or subLESSEE delivers to LEASECO a written agreement in form and substance satisfactory to LEASECO pursuant to which such transferee, assignee or subLESSEE assumes all of the obligations and liabilities of LESSEE under this Lease.

17.            Intentionally Omitted.

18.            Indemnity. LESSEE shall indemnify, defend and hold harmless LEASECO, its members, managers, officers, employees and agents, from and against any loss, liabilities, damages, claims, deficiencies, assessments, losses, fines, penalties, interest, insurance deductibles, costs and expenses, including without limitation, reasonable attorneys’ fees resulting from or incident to (i) any property damage, environmental damages or personal injuries, including death, while the Equipment is in LESSEE’s control or possession or resulting from the use, environmental conditions, storage or transportation of the Equipment except to the extent caused by LEASECO’s gross negligence or willful misconduct; and/or (ii) LESSEE’s failure to comply with any term of this Lease. LESSEE’s indemnity obligations hereunder shall survive the expiration or termination of this Lease.

19.           Attorney Fees. In the event either party becomes involved in legal proceedings against the other to enforce such party’s respective rights or interests under this Lease, the prevailing party shall be entitled to receive from the non-prevailing party reasonable attorneys’ fees incurred in connection with any such proceedings.

20.           Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective: (a) upon delivery, if delivered in person; (b) one (1) day after delivery to a nationally recognized overnight courier (for example, Federal Express or other similar courier service), marked for next day delivery, addressed as set forth below; (c) three (3) days after deposit in United States Mail if sent by registered or certified mail, return receipt requested, addressed as set forth below; (d) upon being sent by facsimile or electronic message transmission (including pdf.), provided an original is mailed the same day by registered or certified mail, return receipt requested, addressed as set forth below; or (e) upon delivery if sent via email to the last known address of the other Party. Either Party may update its notice address pursuant to this Section 20. The notice addresses of the parties are as follows:

If to LEASECO:

DELTA JULIET LEASECO, LLC

[***]Email: [***], [***], [***]

If to LESSEE:

Greenfield Robotics Corporation

548 Market St, Suite 25846

San Francisco, CA 94104

Email: [***]

Attention: Chief Executive Officer

With a copy to (which shall not constitute notice):

Gora LLC

2 Corporate Drive, Suite 210
Email: [***]
Attention: [***]

or to such other person or to the attention of such other person(s) or officer(s) either party may hereafter designate by written notice. The rent payable by LESSEE hereunder shall be paid to LEASECO at the same place where a notice to LEASECO is herein required to be directed.

21.            Governing Law: Venue. This Lease shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State in which the Equipment is located, without reference to the rules governing conflict of laws. Any and all actions in law, equity or otherwise arising under this Lease shall be exclusively brought either in the United States District Court for the District of Kansas, sitting in Wichita, Kansas, or the Kansas District Court, located in Sedgwick County, Kansas, and in no other court or jurisdiction. Each party hereto hereby consents to the jurisdiction of said courts.

22.            Miscellaneous. In the event any one or more of the provisions contained in this Lease shall for any reason be judicially declared to be invalid, illegal, unenforceable or void in any respect, such declaration shall not have the effect of invalidating or voiding the remainder of this Lease, and the parties hereto agree that the part or parts of this Lease so held to be invalid, illegal, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such part had never been included herein. Except as otherwise provided, this Lease shall bind and inure to the benefit of the parties and their respective successors, representatives, heirs and assigns.

23.            Exhibit A. Additional exhibits marked as “Exhibit A”s may be executed from time to time to encompass specific leases to be governed by the terms of this Agreement. To the extent any individual Exhibit A has additional or differing terms to those described in this Agreement, the individual Exhibit A shall control. Each Exhibit A shall be considered separate and distinct from one another. In the event a prior lease agreement exists between the Parties pertaining to any of the Equipment listed in any Exhibit A made part of this Agreement, this Agreement shall supersede and replace said prior agreement as it pertains to that individual piece of Equipment.

IN WITNESS WHEREOF, each party has caused this Equipment Lease to be executed to be effective as of the date first above written.

DELTA JULIET LEASECO, LLC		GREENFIELD ROBOTICS CORPORATION
(“LEASECO”)		(“LESSEE”)

By:	/s/ Austin Haase	By:	/s/ Nandan Kalle
Name:	Austin Haase	Name:	Nandan Kalle
Date:	12/03/2025	Date:	12/03/2025

(intentionally left blank)

EXHIBIT A

Pursuant to the EQUIPMENT LEASE terms and conditions executed on December 3, 2025, between DELTA JULIET LEASECO, LLC, (“LEASECO”), and GREENFIELD ROBOTICS CORPORATION , (“LESSEE”), LEASECO leases to LESSEE the following:

Lease Package ID: 2025-1010

LEASE START DATE: December 3, 2025

Equipment
Robots

[***]

Bot Lease Term: Lesser of 72 months or total lease payments received by LEASECO equal to $693,000

Bot Monthly Lease Payment: Greater of 80% of all Gross Sales or $5,000.00, payable monthly upon Lessee’s receipts of proceeds from Gross Sales, until the cumulative amount of lease payments in the fiscal year aggregates to the Minimum Lease Payment, after which LEASECO shall receive 80% of all Gross Sales on a monthly basis for the remainder of the fiscal year. “Gross Sales” means the total amount actually received in such month from sub-leases of the Robots, without deduction for fees, expenses, or any other costs. LESSEE shall provide a monthly sales report detailing Gross Sales associated with the Robots. LEASECO shall have the right, upon written notice, to inspect LESSEE’s records related to Gross Sales associated with the Equipment. The “Minimum Lease Payment” shall be $120,000.00 per year. If necessary, any adjustments to achieve the Minimum Lease Payment (“Annual True Up”) will be paid no later than December 15 of the current calendar year, beginning in fiscal year 2026. If total payments in any fiscal year exceed 80% of all Gross Sales associated with the Robots, LESSEE shall receive a dollar-for-dollar prepaid credit for any amount in excess thereof and such excess shall be applied automatically against the next monthly payments due after December 15 until fully exhausted.

Option to Purchase: At the expiration of the Lease Term (the “Lease Termination Date”), the LESSEE shall have the option to purchase the Equipment from LEASECO. Should the LESSEE elect to exercise this purchase option, the LESSEE shall provide written notice to LEASECO of its intent to purchase no less than ninety (90) days prior to the Lease Termination Date. LESSEE shall have the option to purchase the Equipment for the fair market value (“FMV”) which is mutually agreed to be 20% of the Allocated Purchase Price of the Equipment described in Exhibit A of the Asset Purchase Agreement signed between the parties. The FMV is mutually agreed to be $126,000.00

TOOLING

Part Number	Asset Number	Asset Description
[***]	[***]	[***]

Tooling Lease Term: 48 months

Tooling Lease Payment: $1,240 per month

Option to Purchase: At the expiration of the Lease Term (the “Lease Termination Date”), the LESSEE shall have the option to purchase the Equipment from LEASECO. Should the LESSEE elect to exercise this purchase option, the LESSEE shall provide written notice to LEASECO of its intent to purchase no less than ninety (90) days prior to the Lease Termination Date. LESSEE shall have the option to purchase the Equipment for the fair market value (“FMV”) which is mutually agreed to be 20% of the Allocated Purchase Price of the Equipment described in Exhibit B of the Asset Purchase Agreement signed between the parties. The FMV is mutually agreed to be $11,900.00.

(signature page to follow)

DELTA JULIET LEASECO, LLC		GREENFIELD ROBOTICS CORPORATION
(“LEASECO”)		(“LESSEE”)

By:	/s/ Austin Haase	By:	/s/ Nandan Kalle
Name:	Austin Haase	Name:	Nandan Kalle
Date:	12/03/2025	Date:	12/03/2025

(intentionally left blank)

EXHIBIT B

Re: Notice of Assignment of Accounts Receivable

The Company agrees to furnish supplementally a copy of any omitted schedule, appendix or exhibit to the Commission upon request.